Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Applied DNA Sciences, Inc. on Form S-1 (File No. 333-233830 and File No. 333-234664), Form S-3 (File No. 333-220481, File No. 333-218158 and File No. 333-214920) and Form S-8 (File No. 333-182350, 333-205123 and 333-231944) of our report dated December 12, 2019 with respect to our audits of the consolidated financial statements of Applied DNA Sciences, Inc. as of September 30, 2019 and 2018, and for each of the two years in the period ended September 30, 2019, which report is included in this Annual Report on Form 10-K of Applied DNA Sciences, Inc. for the year ended September 30, 2019.

/s/ Marcum LLP

Marcum llp

Melville, NY

December 16, 2019